Exhibit 99.1

For release: July 8, 2011, 6:00 am EDT	Contact:	Mark Rittenbaum
503-684-7000
Greenbrier Reports Fiscal Third Quarter 2011 Results; Concludes New Revolving Credit Facility
Lake Oswego, Oregon, July 8, 2011 — The Greenbrier Companies [NYSE:GBX] today reported results for its fiscal third quarter ended May 31, 2011.
Third Quarter Highlights
Financial Highlights:
•	Revenues for the third quarter of 2011 were $317 million, up from $207 million in the prior year’s third quarter.

•	Adjusted EBITDA for the quarter was $25.7 million, or 8.1% of revenues, compared to $25.9 million, or 12.5% of revenues in the third quarter of 2010.

•	Net loss for the quarter was $3.3 million or $0.14 per diluted share, compared to net earnings of $4.6 million, or $0.23 per diluted share, in the prior year’s third quarter. [1]

•	Excluding a one-time charge of $10.0 million pre-tax, $6.0 million after-tax, for costs associated with the retirement of $235 million of senior unsecured notes during the quarter, net earnings were $2.7 million, or $0.10 per share.
Liquidity Summary:
•	The Company ended the quarter with $34.3 million of cash and $112.2 million of committed additional borrowing capacity.

•	Greenbrier extended debt maturity dates, lowered its interest costs, and increased its liquidity through:
➢	the sale during the quarter of $230 million of 3.5% senior convertible notes due 2018, and

➢	a five-year, $245 million revolving line of credit, which closed on June 30, 2011, and replaces the $100 million credit facility that would have matured November 2011. In connection with this financing, Greenbrier fully repaid $72 million outstanding under its term loan due June 2012 with affiliates of WL Ross & Co. LLC.
Railcar Deliveries and Backlog:
•	New railcar deliveries in the third quarter of 2011 were 2,200 units, compared to 700 units in the third quarter of 2010.

•	Greenbrier’s new railcar manufacturing backlog as of May 31, 2011 was 13,600 units with an estimated value of $1.05 billion, compared to 9,500 units valued at $720 million at February 28, 2011.

[1]	Net earnings (loss) is now referred to in the Consolidated Statements of Operations, in accordance with GAAP, as “Net earnings (loss) attributable to controlling interest”.

Discussion of Quarterly Results and Outlook
     William A. Furman, president and chief executive officer, said, “As anticipated, we returned to profitability during the quarter, excluding the one-time charge associated with retiring our $235 million senior unsecured notes. However, these results did not fully meet our expectations, principally due to a temporary shortage of castings in North America and a temporary delay in certification of railcars in Europe, which dampened new railcar deliveries by about 300 units. In addition, about $2 million of certain other non-recurring general & administrative costs were incurred during the third quarter.”
     Furman added, “Business momentum continues in what we believe is the early stage of an upturn in the markets we serve. Revenue in our Manufacturing and Wheel Services, Refurbishment & Parts segments and lease rates on our lease fleet have grown for the third consecutive quarter, driven by stronger demand for our products and services. Business visibility continues to improve, particularly in new railcar manufacturing, where we are experiencing a cyclical recovery and benefitting from the strength of our diversified and expanded product portfolio and the ramping up of additional capacity. Since the beginning of our fiscal year, we have received new railcar orders for over 14,000 units, 6,400 of which were received during the third quarter. We are also on track with our plans to open an additional production line in July 2011 that will provide more capacity and a lower cost manufacturing footprint. We currently expect to deliver around 9,300 new railcars in fiscal 2011.”
     Furman concluded, “We remain on track to achieve our fiscal 2011 objectives. In the fourth quarter, we will continue to focus on expanding gross margins, improving working capital usage and operational efficiencies, meeting increased demand and enhancing our leasing platform. We expect to produce increased earnings leverage as we continue to benefit from operating at higher plant utilization levels, and achieve economies of scale. Our recent debt refinancing strengthened our balance sheet and will save us over $10 million in annual pre-tax interest expense.”
Segment Details
     The Manufacturing segment consists of marine and new railcar production in Europe and North America. Manufacturing segment revenue for the third quarter was $173.5 million, compared to $77.9 million in the third quarter of 2010. The revenue increase was primarily due to higher railcar deliveries, somewhat offset by a change in railcar product mix with lower per unit sales prices. New railcar deliveries in the current quarter were 2,200 units, up from 700 units in the same quarter last year. Manufacturing gross margin for the third quarter was 8.5% of revenues, compared to 11.5% in the third quarter of 2010. The gross margin decline was due principally to a marine and new railcar product mix which had less favorable pricing, as the prior period contained multi-year contracts entered into prior to the downturn, Although the current quarter benefitted from economies of operating at higher production levels, margins were impacted by inefficiencies associated with temporary shortages of castings.
     The Wheel Services, Refurbishment & Parts segment, consisting of a network of 38 locations, repairs and refurbishes railcars and provides wheel services and railcar parts across North America. Revenue for this segment in the current quarter was $126.3 million, compared to $111.2 million in the third quarter of 2010. The revenue increase was primarily due to higher sales volumes, principally related to the Company’s wheel service business, a product mix with a higher average sales price and metal scrapping programs that were just ramping up in the prior comparable period. Gross margin for the Wheel Services, Refurbishment & Parts segment was 12.0% of revenues, compared to 13.1% of revenues in the same quarter last year. The decrease was primarily the result of a change in product mix and higher freight costs associated with severe weather at some of our locations.
     The Leasing & Services segment includes results from the Company-owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 214,000 railcars. Revenue for this segment was $17.5 million, compared to $18.3 million in the same quarter last year. Leasing & Services’ gross margin for the quarter was 47.0% of revenues, compared to 45.8% of revenues in the same quarter last year. The increase was primarily a result of higher rents earned on leased railcars for syndication, partially offset by the discontinuation of a certain management services contract. Lease fleet utilization was 96.8%, compared to 94.5% in the same period last year.
     Selling and administrative costs were $22.6 million for the quarter, or 7.1% of revenues, versus $17.5 million, or 8.4% of revenues, for the same quarter last year. The increase was primarily due to employee-related costs which include the partial restoration of previous salary reductions taken during the downturn and increases in incentive compensation, revenue-based fees paid to our joint venture partner in Mexico due to both higher activity levels and a contractual increase in fee percentages, and higher research and development costs associated with our manufacturing products.
     Gains on disposition of equipment, previously included in revenue, were $1.7 million for the quarter, compared to $4.0 million for the same quarter last year. The current quarter includes a $.3 million gain from disposition of leased assets and $1.4 million from insurance proceeds related to the January 2009 fire at one of our wheel facilities. The prior comparable period includes a $3.1 million gain from disposition of leased assets and $0.9 million from insurance proceeds related to the 2009 fire. Assets from Greenbrier’s lease fleet are periodically sold in the normal course of business in order to take advantage of market conditions, manage risk and maintain liquidity.
     Interest and foreign exchange expense was $9.8 million for the quarter, compared to $10.8 million for the same period in 2010. During the quarter, $235 million of senior unsecured loans at 8 3/8% were repaid and replaced with $230.0 million of convertible debt at 3.5%.
Liquidity Update
     During the quarter, the Company enhanced and optimized its balance sheet, cash flow and liquidity through the sale of $230 million of 3.5% senior convertible notes due 2018, which were convertible into shares of Greenbrier common stock at an initial conversion price of $38.05 per share. The proceeds were used to fully retire $235 million of outstanding 8 3/8% Senior Notes due 2015. The difference in cash interest expense between the newly issued notes and the retired notes will be over $10 million annually. A charge of $10.0 million was recorded to Other costs during the third quarter for the write-off of unamortized debt acquisition costs, prepayment premiums and other costs associated with the full retirement of the $235 million senior unsecured notes.
     Subsequent to quarter end, Greenbrier completed the refinancing of its North American credit facility and fully repaid $72 million outstanding under a term loan due June 2012. The new facility is a five-year, $245 million revolving line of credit maturing June 30, 2016. Borrowings under the facility currently bear interest at Libor + 2.50%. During the fourth quarter, the Company expects to take a one-time charge of about $6 million, pre-tax, related to the early retirement of the term loan and revolving line of credit.
     As a result of these refinancings, the Company extended its average loan maturity date from three to five years and added nearly $75 million of liquidity and borrowing capacity. As previously noted, the Company will also realize $10 million per annum in cash interest savings.
Business Outlook
     Based on current business trends, management continues to anticipate that both revenues and Adjusted EBITDA will be higher in the fourth quarter than the third quarter of 2011. Management anticipates the Company will continue to be profitable in the fourth quarter of the year and for the year as a whole, excluding any one-time charges associated with the early retirement of debt. Profitability will be driven by continued new railcar delivery momentum, production efficiencies, an optimized balance sheet and anticipated higher wheel services and repair volumes.

Conference Call
     The Greenbrier Companies will host a teleconference to discuss third quarter results. Teleconference details are as follows:
•	Friday, July 8, 2011

•	8:00 am Pacific Daylight Time

•	Phone : 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
     Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through July 23 at 402-220-2146.
About Greenbrier Companies
      Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 214,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements, including statements regarding the Company’s anticipated use of proceeds from its convertible notes offering, expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2011, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.
     Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as earnings (loss) attributable to Greenbrier before gain (loss) on extinguishment of debt, interest and foreign exchange, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	May 31,	August 31,
	2011	2010
Assets
Cash and cash equivalents	$34,302	$98,864
Restricted cash	2,217	2,525
Accounts receivable, net	143,491	89,252
Inventories	289,740	204,626
Leased railcars for syndication	58,316	12,804
Equipment on operating leases, net	314,106	302,663
Investment in direct finance leases	123	1,795
Property, plant and equipment, net	150,091	132,614
Goodwill	137,066	137,066
Intangibles and other assets	88,290	90,679

	$1,217,742	$1,072,888

Liabilities and Equity
Revolving notes	$13,897	$2,630
Accounts payable and accrued liabilities	261,361	181,638
Deferred income taxes	75,860	81,136
Deferred revenue	5,821	11,377
Notes payable	496,828	498,700

Total equity Greenbrier	351,456	285,938
Noncontrolling interest	12,519	11,469

Total equity	363,975	297,407

	$1,217,742	$1,072,888

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
Revenue
Manufacturing	$173,487	$77,877	$415,548	$226,020
Wheel Services, Refurbishment & Parts	126,317	111,242	333,600	297,870
Leasing & Services	17,476	18,312	51,406	53,550

	317,280	207,431	800,554	577,440

Cost of revenue
Manufacturing	158,674	68,931	385,974	206,386
Wheel Services, Refurbishment & Parts	111,202	96,725	299,026	263,398
Leasing & Services	9,254	9,931	27,099	31,638

	279,130	175,587	712,099	501,422

Margin	38,150	31,844	88,455	76,018

Selling and administrative	22,580	17,519	58,212	50,686
Gain on disposition of equipment	(1,678)	(4,024)	(6,148)	(5,659)

Earnings from operations	17,248	18,349	36,391	30,991

Other costs
Interest and foreign exchange	9,807	10,811	30,646	34,328
Loss (gain) on extinguishment of debt	10,007	(1,275)	10,007	(1,275)

Earnings (loss) before income taxes and loss from unconsolidated affiliates	(2,566)	8,813	(4,262)	(2,062)
Income tax benefit (expense)	301	(2,418)	812	1,025

Earnings (loss) before loss from unconsolidated affiliates	(2,265)	6,395	(3,450)	(1,037)

Loss from unconsolidated affiliates	(539)	(318)	(1,700)	(632)

Net earnings (loss)	(2,804)	6,077	(5,150)	(1,669)
Net earnings attributable to noncontrolling interest	(510)	(1,514)	(1,019)	(1,764)

Net earnings (loss) attributable to Greenbrier	$(3,314)	$4,563	$(6,169)	$(3,433)

Basic earnings (loss) per common share	$(0.14)	$0.25	$(0.27)	$(0.20)

Diluted earnings (loss) per common share	$(0.14)	$0.23	$(0.27)	$(0.20)

Weighted average common shares:

Basic	24,127	18,220	22,893	17,477
Diluted	24,127	20,058	22,893	17,477

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Nine Months Ended
	May 31,
	2011	2010
Cash flows from operating activities
Net loss	$(5,150)	$(1,669)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income taxes	(5,276)	17,084
Depreciation and amortization	28,174	27,967
Gain on sales of equipment	(2,901)	(4,032)
Accretion of debt discount	5,446	6,701
Stock based compensation expense	4,961	4,264
Loss (gain) on extinguishment of debt (non-cash portion)	2,868	(1,275)
Other	91	(1,467)
Decrease (increase) in assets:
Accounts receivable	(51,427)	(1,615)
Inventories	(83,293)	(27,195)
Leased railcars for syndication	(48,465)	10,504
Other	5,834	3,428
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	77,273	11,352
Deferred revenue	(5,442)	(7,824)

Net cash provided by (used in) operating activities	(77,307)	36,223

Cash flows from investing activities
Principal payments received under direct finance leases	52	358
Proceeds from sales of equipment	14,179	14,794
Investment in and advances to unconsolidated affiliates	(979)	(650)
Contract placement fee	—	(6,050)
Decrease (increase) in restricted cash	308	(632)
Capital expenditures	(59,689)	(28,266)

Net cash used in investing activities	(46,129)	(20,446)

Cash flows from financing activities
Net change in revolving notes with maturities of 90 days or less	3,694	(7,828)
Proceeds from revolving notes with maturities longer than 90 days	13,373	5,698
Repayments of revolving notes with maturities longer than 90 days	(6,194)	—
Proceeds from issuance of notes payable	231,250	1,821
Debt issuance costs	(7,857)	(109)
Repayments of notes payable	(238,569)	(28,357)
Gross proceeds from equity offering	63,180	56,250
Expenses from equity offering	(420)	(3,525)
Other	26	29

Net cash provided by financing activities	58,483	23,979

Effect of exchange rate changes	391	652
Increase (decrease) in cash and cash equivalents	(64,562)	40,408
Cash and cash equivalents
Beginning of period	98,864	76,187

End of period	$34,302	$116,595

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net loss attributable to Greenbrier to Adjusted EBITDA (1)
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2011	2010	2011	2010
Net earnings (loss) attributable to Greenbrier	$(3,314)	$4,563	$(6,169)	$(3,433)
Loss (gain) on extinguishment of debt	10,007	(1,275)	10,007	(1,275)
Interest and foreign exchange	9,807	10,811	30,646	34,328
Income tax expense (benefit)	(301)	2,418	(812)	(1,025)
Depreciation and amortization	9,548	9,351	28,174	27,967

Adjusted EBITDA	$25,747	$25,868	$61,846	$56,562

(1)	Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as earnings (loss) attributable to Greenbrier before loss (gain) on extinguishment of debt, interest and foreign exchange, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.